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                                                                   EXHIBIT 99.1
Contact:
Janet Smith
FairMarket, Inc.
781-376-5600
janet.smith@fairmarket.com


FOR IMMEDIATE RELEASE


                   FAIRMARKET, INC. ANNOUNCES SHARE REPURCHASE


WOBURN, MASS., AUGUST 8, 2002 -- FairMarket, Inc. (Nasdaq: FAIM), a provider of private-label, Internet-based marketing and commerce solutions, today announced that it has repurchased 3,181,000 shares, representing approximately 11% of its outstanding common stock, at a price of $1.27 per share.

The company believes that its stock is undervalued, and therefore determined to use a portion of its cash to increase shareholder value through the repurchase of its stock. "Consistent with our overall goal to enhance shareholder value over the long term and reaffirm confidence in FairMarket's future, we believe this is an excellent use of corporate funds," said Nanda Krish, President and Chief Executive Officer. "Our strong cash position has allowed us to reduce shares outstanding by approximately 11%, without adversely impacting our internal investment plans, which we believe will benefit our shareholders going forward."

FairMarket repurchased the shares from founder Scott Randall. After giving effect to the repurchase, the company has approximately 26.1 million shares of common stock outstanding.

About FairMarket, Inc.

FairMarket provides private-label, Internet-based marketing and commerce solutions that incorporate dynamic pricing. FairMarket's customers include Dell, CompUSA and SAM'S CLUB. Headquartered in Woburn, Mass., FairMarket also has offices in the U.K. The company can be reached at 800-531-7871 or on the Web at www.fairmarket.com.

FAIRMARKET is a registered service mark, and the FairMarket logo is a service mark, of FairMarket, Inc. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

This press release contains information about future expectations, plans and prospects of FairMarket, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including but not limited to market acceptance of FairMarket's online auction and other e-commerce services; growth of the market for dynamic e-commerce services; the competitive nature of the online markets in which FairMarket operates; economic conditions; FairMarket's ability to generate significant revenue to reach profitability; FairMarket's ability to retain existing customers and to obtain new customers; FairMarket's ability to attract and retain qualified personnel; FairMarket's ability to expand or maintain its operations in its geographic markets and the currency, regulatory and other risks associated with doing business in international markets; the operation and capacity of FairMarket's network system infrastructure; FairMarket's limited operating history; and the other risks and uncertainties discussed under the heading "Factors that May Affect Results of Operations and Financial Condition" in FairMarket's Annual Report on Form 10-K for the year ended December 31, 2001 and other reports filed by FairMarket from time to time with the Securities and Exchange Commission. FairMarket assumes no obligation to update any of the information included in this press release.